Exhibit 99

FOR IMMEDIATE RELEASE

Friday, October 6, 2000  9:15 a.m.
United Financial, Symbol: UFHI

Subject:  United Financial to Purchase First Security Bank

     United Financial announced today an agreement to purchase 100% of the stock of First Security Bank, located in Sarasota. The agreement was executed this week by both companies, subject to First Security Bank shareholder approval. The purchase price was a combination of both cash and preferred convertible stock, and is indeterminate at the time of closing pending the future earnings of First Security. The transaction is targeted to be finalized by year-end.

The agreement contemplates United Financial joining with First Security to expand the community banking services of First Security, concentrating on small to medium size businesses, trust and investments and SBA lending.

United Financial (Nasdaq smallcap symbol: UFHI) is one of the higher performing publicly traded bank stocks in Florida. Headquartered in St. Petersburg, the financial services holding company is ranked one of the highest performing banks in the state of Florida (as reported in the August 2000 Legg Mason Equity Research Bank and Thrift Quarterly).

United Financial President and CEO, Neil W. Savage, said, "This significant step in the future of both companies allows us to expand into this premier market on the west coast of Florida, while enjoying the strength of the excellent Board of Directors and management at First Security." United intends to expand its banking and financial services franchise between Pinellas and Sarasota counties during the next three to five years, with the Sarasota bank continuing to operate as a separate bank.

Barry Briggs, Chairman of First Security, commented, "United allows our bank to offer a wide array of services well beyond those of a stand alone community bank. This merger clearly presents the best opportunity to benefit our customers, investors and the communities we serve."

United Financial reported assets as of June 30, 2000 of $223 million, and assets under trust and investment management of $678 million. The companies of United Financial include United Bank, United Trust Company and EPW Investment Management, Inc. Additionally, United Insurance Company is an affiliate company underwriting property and casualty insurance. First Security had June 30, 2000 assets of $24 million, making the combined companies, after completion of the acquisition, $247 million.



For Further Information:            United Financial
                                    Susan Blackburn, Public Relations
                                    C. Peter Bardin, CFO
                                    (727) 898-2265

                                    www.unitedbank.com